Exhibit 99.2

Solera Holdings, Inc. Aligns the United States/the Netherlands/Canada into the HEMI Region; Plan Includes Targeting $150 Million in Capital for Mergers and Acquisitions and Strategic Opportunities

SAN DIEGO, August 25/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today announced the creation of the Highly Established Markets Initiative (“HEMI”) Region through the alignment of the United States, the Netherlands and Canada. This alignment forms an integrated region of established and important markets within Solera that collectively generate annual revenue of approximately $240 million.

“There are a number of reasons why we are aligning these markets into the HEMI Region,” said Tony Aquila, founder, Chairman and CEO of Solera Holdings, Inc. “Here are three reasons:

•

The creation of the HEMI Region is consistent with our operating principles and is a strategic component of our mission to reach $1 billion in annual revenues and $400 million – $450 million in annual Adjusted EBITDA by fiscal year 2014;

•	Each member of the HEMI Region is a large, well established market in its own right, and their alignment will enable them to better leverage their collective resources to grow the region; and

•

As each member of the region has certain products and services that can benefit the other members, we can effectively cross-pollinate best in class products and services across the region. For example, our recent acquisition of Market Scan in the Netherlands can be leveraged in the U.S. to satisfy a growing demand in decision support analytics,”

he added.

Another strategic component of Solera’s growth plan is the deployment of investment capital focused on the HEMI Region. Building on its successful mergers and acquisitions discipline, Solera is targeting $150 million of investments, including $40 million to be allocated to mergers and acquisitions and strategic opportunities centered around its Hollander business and $10 million for strategic investments in innovative and disruptive technology designed to drive further value and productivity to core customers.

“We have selected a proven team of Solera executives to lead the HEMI Region that will report directly to the Office of the CEO. The HEMI Region executive team includes Elias Olmeta, who will be appointed Chief Finance Operational Officer North America, Wolfgang Ahrens, who will be appointed Senior Vice President of Product Development, Information Technology and Service North America, and Peter van den Heuvel, Managing Director Netherlands” said Aquila. “Elias is Solera’s Senior Vice President of Corporate Development and brings to his new role a proven track record in mergers, acquisitions and corporate strategy at Solera. Wolfgang has served on several missions for Solera, including Managing Director for Audatex Germany, Austria and Switzerland, leading important expansion efforts for Audatex Germany, and most recently as Chief Information Officer for CORE Services, EMEA. Peter has been Managing Director Netherlands since 2006, leading our diverse base of business activities in the Netherlands. We are very excited about the next mission for these three important markets under the leadership of the HEMI Region” he added.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about: our goal to achieve $1 billion in revenue and $400 million – $450 million in Adjusted EBITDA; the HEMI Region’s growth plans and opportunities; the HEMI Region’s product development plans and efforts; our investment plans for the HEMI Region, including the targeted aggregate investment amounts and investment allocations for specific markets and opportunities; expected benefits to Solera and our customers from the creation and operation of the HEMI Region; and statements about our historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; our ability to obtain additional financing as necessary to support our operations or our planned investments in the HEMI Region; our dependence on a limited number of key personnel, including newly appointed personnel who will manage the HEMI Region; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; risks associated with the uncertainty in and volatility of global economic conditions; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; our reliance on a limited number of customers for a substantial portion of our revenues; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; the impact of changes in our tax provision (benefit) or effective tax rate; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Kamal Hamid, Investor Relations of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@solerainc.com